Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated June 10, 2019 to Prospectus dated September 22, 2017

Registration Nos. 333-220576 and 333-220576-01

PRICING TERM SHEET

$900,000,000 3.600% Notes due 2029

Dated: June 10, 2019

Issuer:	Digital Realty Trust, L.P.

Guarantor:	Digital Realty Trust, Inc.

Offering Format:	SEC registered

Size:	$900,000,000 aggregate principal amount

Maturity Date:	July 1, 2029

Coupon (Interest Rate):	3.600%

Benchmark Treasury:	UST 2.375% due May 15, 2029

Benchmark Treasury Price and Yield:	102-02+ / 2.141%

Spread to Benchmark Treasury:	+148 basis points

Yield to Maturity:	3.621%

Price to Public:	99.823%

Interest Payment Dates:	January 1 and July 1, commencing January 1, 2020

Optional Redemption Provisions:	At any time up to, but not including, April 1, 2029 (90 days prior to the maturity date), at a make-whole redemption price based on U.S. Treasury + 25 basis points, plus accrued and unpaid interest up to, but not including, the redemption date. At any time on or after April 1, 2029 (90 days prior to the maturity date), at par, plus accrued and unpaid interest up to, but not including, the redemption date.

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Trade Date:	June 10, 2019

Settlement Date:	June 14, 2019 (T+4)*

CUSIP/ISIN:	25389J AU0 / US25389JAU07

Anticipated Ratings**:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Barclays Capital Inc.

BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

Jefferies LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	BBVA Securities Inc. BB&T Capital Markets, a division of BB&T Securities, LLC Capital One Securities, Inc. KeyBanc Capital Markets Inc. Lloyds Securities Inc. Raymond James & Associates, Inc.

*

We expect that the notes will be delivered to investors in book-entry form through The Depository Trust Company on or about June 14, 2019, which will be the fourth business day following the date of pricing of the notes (this settlement cycle is being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor

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and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting J.P. Morgan Securities LLC, telephone collect at: 1-212-834-4533; Mizuho Securities USA LLC, telephone: 1-866-271-7403; or MUFG Securities Americas Inc., telephone: 1-877-649-6848.

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